Exhibit 5.1

[LETTERHEAD OF CONYERS DILL & PEARMAN]

4 June 2008

XOMA Ltd.
2910 Seventh Street
Berkeley, CA 94710
U.S.A.

Dear Sirs

XOMA Ltd. (the “Company”)

We have acted as special legal counsel in Bermuda to the Company in connection with a registration statement on form S-8 filed with the United States Securities and Exchange Commission (the “Commission”) on 4 June 2008 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, (the “Securities Act”) of 16,600,000 common shares, par value US$0.0005 per share of the Company (the “Common Shares”), issuable pursuant to the Company’s 1981 Share Option Plan (as amended and restated through 31 October 2007), Restricted Share Plan (as amended and restated through 21 May 2006), a Non-Qualified Share Option Agreement, with a grant date of 3 August 2007, between the Company and Steven B. Engle (the “2007 CEO Share Option Plan”) and 1992 Directors Share Option Plan (as amended and restated through 19 May 2004) (collectively, the “Plans”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined copies of the Registration Statement and the Plans.  We have also reviewed the memorandum of continuance and the bye-laws of the Company, each certified by the Secretary of the Company on 4 June 2008, copies of minutes of meetings of the members of the Company held on 31 January 2000, 30 May 2001, 21 May 2003, 19 May 2004, 19 May 2005 and 23 May 2006 and resolutions passed at meetings of the board of directors of the Company held on 24 February 1999, 26 February 2003, 31 July 2003, 25 February 2004, 8 December 2004, 28 February 2006, 2 August 2007, 31 August 2007 and 20 February 2008, each certified by the Secretary of the Company on 4 June 2008 (together, the “Minutes”) and such other documents and made such enquires as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement, the Plans and other documents reviewed by us, (d) that the resolutions contained in the Minutes were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (e) that the Minutes contain all resolutions amending or affecting the Plans, (f) that the amendments to the Plans outlined in the notice dated 9 April 2008 of the Company’s annual general meeting on 13 May 2008 were all approved by the Company’s shareholders, (g) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (h) that the Plans are governed by the laws of the State of California and are valid and binding under such laws in accordance with their respective terms; (i) that there is no provision of any award agreement or option agreement which would have any implication in relation to the opinions expressed herein; (j) that, upon the issue of any Common Shares, the Company will receive consideration (other than in the form of a promissory note) for the full issue price thereof, which shall be equal to at least the par value thereof, (k) that on the date of issuance of any of the Common Shares the Company will have sufficient authorised but unissued common shares, (l) that on the date of issuance of any award or option under any of the Plans and on the date of exercise of any such option, the Company will be able to pay its liabilities as they become due, (m) that the Company’s shares will be listed on an appointed stock exchange, as defined in the Companies Act 1981, and the consent to the issue and free transfer of Common Shares given by the Bermuda Monetary Authority dated 8 February 2000 will not have been revoked or amended at the time of issuance of any Common Shares.

“Non-assessability” is not a legal concept under Bermuda law, but when we describe the Common Shares herein as being “non-assessable” we mean, subject to any contrary provision in any agreement between the Company and any one of its members holding any of the Common Shares (but only with respect to such member), that no further sums are payable with respect to the issue of such shares and no member shall be bound by an alteration in the Company’s memorandum of continuance or bye-laws after the date upon which it became a member if and so far as the alteration requires such member to take or subscribe for additional Common Shares or in any way increases its liability to contribute to the share capital of, or otherwise pay money to, the Company.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda.  This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.  This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Common Shares by the Company pursuant to the Plans and is not to be relied upon in respect of any other matter.

On the basis of, and subject to, the foregoing, we are of the opinion that, when issued and paid for in accordance with the terms of the Plans, the Common Shares will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

CONYERS DILL & PEARMAN